EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

                          (wholly owned subsidiaries)


Northborough Capital Partners, LLC,
a Rhode Island limited liability company ("Capital")


Northborough Realty Holdings, LLC,
a Rhode Island limited liability company ("Realty")


Northborough Recovery Services, LLC,
a Rhode Island limited liability company ("Recovery")